Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553

PROSPECTUS SUPPLEMENT
(To prospectus dated May 30, 2006 and
prospectus supplement dated May 30, 2006)

LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I
RANGERS PlusSM
RISK ADJUSTING EQUITY RANGE SECURITIES PlusSM
PERFORMANCE LINKED TO THE VALUE OF A STOCK INDEX

The following terms will generally apply to certain notes that Lehman Brothers Holdings will sell from time to time using this prospectus supplement (the “Rangers Plus prospectus supplement”) and the accompanying prospectus supplement dated May 30, 2006 relating to Lehman Brothers Holdings’ Medium-Term Notes, Series I (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”). Lehman Brothers Holdings will include information on the specific terms for each series of notes in a pricing supplement to this RANGERS Plus prospectus supplement that Lehman Brothers Holdings will deliver to prospective buyers of the notes.

Securities offered:  Notes of Lehman Brothers Holdings (a “note,” and in the aggregate, the “notes”).

Principal amount: As specified in the relevant pricing supplement.

Index:  The return on the notes will be linked to the performance of the stock index specified in the relevant pricing supplement.

Stated maturity date:  As specified in the relevant pricing supplement, subject to postponement if the valuation date is postponed.

Valuation date:  As specified in the relevant pricing supplement, subject to postponement if a market disruption event occurs or if such day is not a scheduled trading day.

Determination period:  As specified in the relevant pricing supplement.

Upside participation rate:  As specified in the relevant pricing supplement.

Downside protection rate:  As specified in the relevant pricing supplement.

Initial index level: As specified in the relevant pricing supplement.

Final index level: The final index level will ordinarily be the closing level of the index on the valuation date.

Denominations:  $1,000 and whole multiples of $1,000.

Ranking:  Senior unsecured debt securities of Lehman Brothers Holdings.

Payments prior to maturity:  Unless otherwise specified in the relevant pricing supplement, (a) no coupon payments will be made with respect to the notes and (b) the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder.

Payment at maturity:  At maturity, Lehman Brothers Holdings will pay you, per $1,000 note, the following:

If the final index level is greater than the initial index level, the sum of:

(1) $1,000; and

(2)	$1,000	x	upside participation	x	final index level	-	initial index level
			rate		initial index level

If the final index level is less than or equal to the initial index level, the lesser of:

(1)  $1,000; and

(2)	$1,000	x (	final index level	+	downside protection	)
			initial index level		rate

Other terms:  You should review “Description of the Notes” and the relevant pricing supplement for other terms that apply to your notes. If any information in the relevant pricing supplement is inconsistent with this RANGERS Plus prospectus supplement, the MTN prospectus supplement or the base prospectus, you should rely on the information in the relevant pricing supplement.

Investing in the notes involves risks. Risk Factors begin on page SS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this RANGERS Plus prospectus supplement or any accompanying MTN prospectus supplement or base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities. It may act as principal or agent in, and this RANGERS Plus prospectus supplement, the accompanying MTN prospectus supplement and the base prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

May 30, 2006

“Risk AdjustiNG Equity Range Securities Plus” and “RANGERS Plus” are service marks of Lehman Brothers Inc.

You should rely only on the information contained or incorporated by reference in this RANGERS Plus prospectus supplement, the MTN prospectus supplement, the base prospectus, and any relevant pricing supplement or free writing prospectus. Any free writing prospectus should be read in connection with this RANGERS Plus prospectus supplement, the MTN prospectus supplement, the base prospectus and any other prospectus supplement referred to therein. We have not, and the agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this RANGERS Plus prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement, as well as information we have filed or will file with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document or other date referred to in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus Supplement

Summary Information—Q&A	SS-3
Risk Factors	SS-5
Use of Proceeds and Hedging	SS-10
Description of the Notes	SS-16
Index Information	SS-16
United States Federal Income Tax Consequences	SS-19
Book-Entry Issuance	SS-20
Supplemental Plan of Distribution

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-3
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	S-48

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

SUMMARY INFORMATION—Q&A

This summary highlights selected information from this RANGERS Plus prospectus supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this RANGERS Plus prospectus supplement, the MTN prospectus supplement, the base prospectus and the relevant pricing supplement to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section beginning on page SS-5 to determine whether an investment in the notes is appropriate for you.

In this RANGERS Plus prospectus supplement, references to the “base prospectus” mean the accompanying prospectus, as supplemented by the accompanying MTN prospectus supplement. References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of the series of the notes that you purchase.

What are the notes?

The notes will be a series of senior debt of Lehman Brothers Holdings Inc. (“Lehman Brothers Holdings”) whose value will be tied to the performance of a stock index. See “Index Information”. The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on the date specified in the relevant pricing supplement, unless the applicable valuation date is postponed.

What payments will I receive on the notes before maturity?

Unless otherwise specified in the relevant pricing supplement, (a) no coupon payments will be made with respect to the notes and (b) the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder. If the relevant pricing supplement provides for coupon payments or a redemption or repurchase feature, the details of such coupon payments or redemption or repurchase feature will be specified in the relevant pricing supplement. If the relevant pricing supplement provides for coupon payments, if any coupon payment day is not a business day, you will receive payment on the following business day unless that day falls in the next calendar month, in which case payment will be made on the first preceding day which is a business day.

What will I receive if I hold the notes until the stated maturity date?

At maturity, Lehman Brothers Holdings will pay you, per $1,000 note, the following:

If the final index level is greater than the initial index level, the sum of:

(1)	$1,000; and

			upside		final		initial
(2)	$1,000	x	participation	x	index level	-	index level
			rate		initial index level

If the final index level is less than or equal to the initial index level, the lesser of:

(1)	$1,000; and

(2)	$1,000	x	(	final index level initial index level	+	downside protection rate	)

As a result, if the final index level is less than the initial index level and the percentage decline of the index level is greater than the downside protection rate, you will receive less than $1,000 per $1,000 note at maturity. You will receive more than $1,000 per $1,000 note at maturity only if the final index level is greater than the initial index level. The initial index level, the upside participation rate and the downside protection rate will be specified in the relevant pricing supplement. The final index level will generally be the closing level of the index on the valuation date; provided that if the calculation agent determines that a market disruption event has occurred on any such day or if such day is not a scheduled trading day, the valuation date will be postponed and the final index level will, subject to certain limitations, be based on the closing level of the index on the next succeeding scheduled trading day on which no market disruption event occurs. Any such postponement of the valuation date will cause the payment you receive to be postponed by the number of business days equal to the number of scheduled trading days by which the valuation date is postponed. Unless otherwise specified in the relevant pricing supplement, the valuation date for purposes of the payment on the stated maturity date is the third business day prior to the stated maturity date. The closing level of the index may be adjusted in limited circumstances. See “Description of the Notes — Discontinuance of the index; alteration of method of calculation” for details.

The relevant pricing supplement will contain examples of how the amount payable at maturity will be calculated in different circumstances.

How will I be able to find the index level at any point in time?

You may call Lehman Brothers Inc. at 212-526-0905 to obtain the closing level of the index on that date.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page SS-5.

What about taxes?

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. Lehman Brothers Holdings intends to treat and by purchasing the notes, for all tax purposes you will agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. As a result, upon a sale, exchange or other disposition of a note or upon cash settlement at maturity, you will recognize capital gain or loss equal to the difference between the amount of cash received and your basis in the note. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it could assert other characterizations that could affect the timing, amount and character of income or deductions. You should consult your own tax advisor concerning alternative characterizations. See “United States Federal Income Tax Consequences” in this Rangers Plus prospectus supplement.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings, an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. Lehman Brothers Holdings’ global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary—Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, as amended, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Unless indicated otherwise in the relevant pricing supplement, Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will be an agent for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of determining the amount you receive at maturity. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors—Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent” and “Description of the Notes—Calculation agent.”

After the initial offering of each series of notes, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

The notes may be listed on a stock exchange. If a series of notes is listed on a stock exchange, the relevant pricing supplement will identify the exchange and the trading symbol of the series. You should be aware that that the listing of the notes on a stock exchange will not necessarily ensure that a liquid trading market will be available for the notes.

RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this RANGERS Plus prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the price of the common stocks and any other equity securities underlying the index and other events that are difficult to predict and beyond Lehman Brothers Holdings’ control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes will be different from conventional debt securities of Lehman Brothers Holdings in several ways.

•                  The payment you receive at maturity may be less than the principal amount.  If the final index level is less than or equal to the initial index level on the valuation date, Lehman Brothers Holdings will pay you cash at maturity in an amount equal to the lesser of $1,000 and the product of (a) $1,000 multiplied by (b) the amount equal to (i) the quotient of the final index level divided by the initial index level plus (ii) the downside protection rate. Therefore, if on the valuation date, the percentage decline of the index is greater than the downside protection rate, Lehman Brothers Holdings will pay you an amount less than $1,000 per $1,000 note. Accordingly, you may lose some of the amount that you invest in the notes.

•                  The yield may be lower than the yield on a conventional debt security of comparable maturity. The amount Lehman Brothers Holdings pays you at maturity may be less than the return you could earn on other investments. Because the amount you receive at maturity may be less than or only equal to the principal amount, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

Your return on the notes could be less than if you owned the common stocks or any other equity securities underlying the index.

•                  Your return will not reflect dividends on the common stocks or any other equity securities underlying the index. Your return on the notes will not reflect the return you would realize if you actually owned the common stocks or any other equity securities underlying the index, and received the dividends paid on such securities. This is because the calculation agent will calculate the amount payable to you by reference to the level of the index, which is calculated by reference to the prices of the common stocks and any other equity securities underlying the index, without taking into consideration the value of dividends paid on those securities.

•                  Your return may not be adjusted for changes in currency exchange rates. The notes are denominated in U.S. dollars. If the common stocks or other equity securities underlying the index are traded in foreign currencies, the amount payable on the stated maturity date may not be adjusted for the currency exchange rates in effect on the stated maturity date. If the amount payable on the stated maturity date is not adjusted for the currency exchange rates in effect on the stated maturity date, any amount in addition to the principal amount of each note payable to you on the stated maturity date will be based solely upon the percentage increase in the level of the index. In addition, changes in exchange rates may reflect changes in various non-U.S. economies, which in turn may adversely affect the level of the index and the value of the notes.

Historical levels of the index should not be taken as an indication of the future performance of the index during the term of the notes.

The trading prices of the common stocks and any other equity securities underlying the index will determine the index level. You should realize, however, that past performance is not necessarily indicative of how the common stocks and any other equity securities underlying the index or the notes will perform in the future. Trading prices of the common stocks and any other equity securities underlying the index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which these securities are traded and the values of these securities themselves.

The notes may not be actively traded.

The notes of a particular series may not be listed on any securities exchange. Even if they are listed on a securities exchange, there may be little or no secondary market for the notes and even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

The value of the notes will be affected by numerous factors, some of which are related in complex ways.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes prior to maturity may be at a discount, which could be substantial, from the price at which the notes are initially sold to the public, if the index level at that time is less than, equal to, or not sufficiently above the initial index level. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

•                  Value. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the amount, if any, by which the index level at any given point in time exceeds the initial index level. If you decide to sell your notes when the index level exceeds the initial index level, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the index level on the date you sell your notes because of expectations that the index level will continue to fluctuate until the amount payable at maturity is determined. If you decide to sell your notes when the index level is less than the initial index level, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the common stocks and any other equity securities underlying the index may also affect the index level and, thus, the value of the notes.

•                  Interest rates. The trading value of the notes will be affected by changes in interest rates. In general, if U.S. or foreign interest rates increase, the trading value of the notes may be adversely affected.

•                  Volatility of the index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the index level increases or decreases, the trading value of the notes may be adversely affected. Lehman Brothers Holdings is unable to predict the effect of these events on the future levels or volatility of the common stocks or any other equity securities underlying the index.

•                  Volatility of currency exchange rates. If the common stocks or any other equity securities underlying the index are denominated in a foreign currency, the exchange rate between the U.S. dollar and each of the foreign currencies in which such securities are denominated is a foreign exchange spot rate that measures the relative values of two currencies, the particular currency in which the such securities are denominated and the U.S. dollar. This exchange rate increases when the U.S. dollar appreciates relative to the particular currency in which the securities are denominated and decreases when the U.S. dollar depreciates relative to such currency. This exchange rate is expressed as a rate that reflects the amount of the particular currency in which the securities are denominated that can be purchased for one U.S. dollar. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which such securities are denominated changes, the trading value of the notes may be adversely affected.

•                  Correlation between currency exchange rates and common stocks or any other equity securities underlying the index. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which common stocks or any other equity securities underlying the index may be denominated and the percentage changes in the common stocks or any other equity securities underlying the index. If the correlation between the exchange rate between the U.S. dollar and any of the foreign currencies in which the common stocks or any other equity securities underlying the index is denominated changes, the trading value of the notes may be adversely affected.

•                  Merger and acquisition transactions. Some of the common stocks or any other equity securities underlying the index may be affected by mergers and acquisitions, which can contribute to volatility of these securities. Additionally, as a result of a merger or acquisition, one or more of the common stocks or any other equity securities underlying the index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the securities they replaced.

•                  Time remaining to maturity. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

•                  Dividend yields. If dividend yields on the common stocks or any other equity securities underlying the index increase, the value of the notes may be adversely affected because the index does not incorporate the value of those payments.

•                  Lehman Brothers Holdings’ credit ratings, financial condition and results. Actual or anticipated changes in Lehman Brothers Holdings’ credit ratings, financial condition or results may affect the market value of the notes.

•                  Economic conditions and earnings performance of the companies whose common stocks or other equity securities make up the index. General economic conditions and earnings results of the companies whose common stocks or other equity securities make up the index and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

The inclusion of commissions and projected profit from hedging in the public offering price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase notes of a particular series in secondary market transactions will likely be lower than the public offering price of the notes of that series, since the public offering price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the obligations of Lehman Brothers Holdings under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the index could adversely affect the value of the notes.

The policies of the publisher of the index concerning additions, deletions and substitutions of the common stocks or any other equity securities underlying the index, and the manner in which the publisher takes account of certain changes affecting such underlying common stocks or any other equity securities may affect the level of the index. The policies of the publisher with respect to the calculation of the index could also affect the level of the index. The publisher may discontinue or suspend calculation or dissemination of the index or materially alter the methodology by which it calculates the index. Any such actions could affect the value of the notes. See “Description of the Notes—Discontinuance of the index; Alteration of method of calculation.”

For notes whose performance is linked to an index in which the common stocks or other equity securities that make up the index are all part of the same industry, the common stocks or other equity securities that make up the index, are not necessarily representative of that industry.

The performance of such an index may not correlate with the performance of the entire industry. The level of the index may decline even if the industry as a whole rises in value. Furthermore, one or more of the issuers of the common stocks or other equity securities that make up the index may engage in new lines of business or cease to be involved in the particular industry. Subject to adjustments to securities included in the index for specific corporate events relating to a particular issuer, the index may be a static index, and the common stocks or other equity securities that make up the index will not vary even if one or more of the issuers are no longer involved in the particular industry.

For notes whose performance is linked to an index in which the common stocks or other equity securities that make up the index are all part of the same sector, there are risks associated with a sector investment.

The performance of notes linked to the performance of such an index is dependent upon the performance of issuers in a particular sector of the economy. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this particular industry than an investment linked to a more broadly diversified group of issuers.

For notes whose performance is linked to a stock index in which the common stocks or other equity securities that make up the index are all part of the same industry, industry consolidation and other corporate events may alter the composition of the index.

If the issuer of a common stock that makes up the stock index is acquired in a stock-for-stock transaction, the common stock of the acquiring company will assume that common stock’s place in the stock index, including if the common stock of the acquiror is already in the index. Consequently, consolidation among issuers of the common stock or other equity securities underlying the index will result in an increased weighting for the surviving company.

Lehman Brothers Holdings cannot control actions by the companies whose common stocks or other equity securities make up the index.

Actions by these companies may have an adverse effect on the price of the common stocks or any other equity securities underlying the index, the index and the notes. In addition, these companies are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings’ or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of the notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you at maturity.

Lehman Brothers Holdings and its affiliates have no affiliation with the publisher of the stock index.

The publisher of the stock index provides and services the stock index. Lehman Brothers Holdings and its affiliates are not affiliated with the publisher of the stock index in any way (except for licensing arrangements) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the stock index. The publisher of the stock index is not involved in this offering of notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of your notes.

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the stock index or the publisher of the stock index contained in any public disclosure of information by such publisher. You, as an investor in the notes, should make your own investigation into the stock index and the publisher of the stock index.

If the common stocks or any other equity securities underlying the index are issued by foreign companies, an investment in the notes is subject to risks associated with foreign securities markets.

Foreign securities markets may be more volatile than U.S. securities markets, and market developments may affect a foreign market differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volume in those markets. Also, there is generally less publicly available information about foreign companies that are not subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in different respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

If the common stocks or any other equity securities underlying the index are issued by foreign companies, the time differences between the cities where the common stocks or any other equity securities underlying the index trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the common stocks or any other equity securities underlying the index trade and New York City (where the notes may trade), there may be discrepancies between the levels of the stock index and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the stock index remain unchanged for multiple trading days in New York City.

You have no shareholder rights.

Investing in the notes is not equivalent to investing in the common stocks that make up the index. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the common stocks that make up the index.

Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes, whether adjustments should be made to the index level, whether a market disruption event has occurred and which selects a successor index or calculates the final index level in the event of a discontinuance of the index. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See “Description of the Notes—Payment at maturity,” “—Discontinuance of the index; alteration of method of calculation” and “—Market disruption events.”

Purchases and sales of the common stocks or any other equity securities that make up the index, by Lehman Brothers Holdings and its affiliates could affect the prices of those common stocks or other equity securities or the index level.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell shares of common stocks or any other equity securities underlying the index or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings’ obligations under the notes, including on the date of the relevant pricing supplement and the valuation date for the notes. These transactions could affect the prices of those securities or the level of the index. See “Use of Proceeds and Hedging.”

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes you agree to treat, a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterizations. See “United States Federal Income Tax Consequences” in this Rangers Plus prospectus supplement.

USE OF PROCEEDS AND HEDGING

All or a portion of the proceeds to be received by Lehman Brothers Holdings from the sale of a series of notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire shares of the common stocks or any other equity securities underlying the index. Lehman Brothers Holdings or one or more of its subsidiaries may also acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to the index or the common stocks or any other equity securities underlying the index to hedge Lehman Brothers Holdings’ obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See “Use of Proceeds” on page 7 of the base prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the common stocks or any other equity securities underlying the index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or other equity securities or in futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those common stocks or other equity securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the common stocks or any other equity securities underlying the index, or futures or options contracts or other derivative or synthetic instruments related to those common stocks or other equity securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the common stocks or any other equity securities underlying the index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the common stocks or any other equity securities underlying the index and, accordingly, increase or decrease the index level. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the common stocks or any other equity securities underlying the index, these activities could have such an effect.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the base prospectus and the description of the general terms and provisions of the Medium-Term Notes, Series I set forth in the MTN prospectus supplement.

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the relevant pricing supplement is inconsistent with this RANGERS Plus prospectus supplement, the MTN prospectus supplement or the base prospectus, you should rely on the information in the relevant pricing supplement. The relevant pricing supplement may also add, update or change information contained in the base prospectus, the MTN prospectus supplement and this RANGERS Plus prospectus supplement. It is important for you to consider the information contained in the base prospectus, the MTN prospectus supplement, this RANGERS Plus prospectus supplement and the relevant pricing supplement in making your investment decision.

General

The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the base prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section “Description of Debt Securities” beginning on page 8 of the base prospectus. The notes are “Senior Debt” as described in the base prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to the aggregate principal amount of notes of any series set forth on the cover page of the relevant pricing supplement (or if the pricing supplement indicates that an over-allotment option has been granted, up to that amount plus the amount of the option). Lehman Brothers Holdings may, without the consent of the holders of the notes of that series, create and issue additional notes ranking equally with the notes of that series and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes of a series can be issued if an event of default has occurred with respect to the notes of that series.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000.

Index

In this RANGERS Plus prospectus supplement, when we refer to the index, we refer to the index specified in the relevant pricing supplement.

Payments prior to maturity

Unless otherwise specified in the relevant pricing supplement, (a) no coupon payments will be made with respect to the notes and (b) the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder. If the relevant pricing supplement provides for coupon payments or a redemption or repurchase feature, the details will be specified in the pricing supplement.

Payment at maturity

The notes will mature on the date specified in the relevant pricing supplement unless postponed because the valuation date is postponed. You will be entitled to receive at maturity per $1,000 note, the following:

If the final index level is greater than the initial index level, the sum of:

(1)	$1,000; and

			upside		final		initial
(2)	$1,000	x	participation	x	index level	–	index level
			rate		initial index level

If the final index level is less than or equal to the initial index level, the lesser of:

(1)	$1,000; and

						downside
(2)	$1,000	x	(	final index level	+	protection	)
				initial index level		rate

If the final index level is less than the initial index level and the percentage decline of the index level is greater than the downside protection rate, you will receive less than $1,000 per $1,000 note at maturity. You will receive more than $1,000 per $1,000 note at maturity only if the final index level is greater than the initial index level. The initial index level, the upside participation rate and the downside protection rate will be specified in the relevant pricing supplement.

The payment on the stated maturity date may be postponed if the valuation date is postponed. Unless otherwise specified in the relevant pricing supplement, the valuation date for purposes of the payment on the stated maturity date is the third business day prior to the stated maturity date.

Final index level

The final index level will be determined by the calculation agent and will generally be the closing level of the index on the valuation date.

If the calculation agent determines that one or more market disruption events have occurred on the day that would otherwise be the valuation date, or if that day is not a scheduled trading day with respect to the index, the valuation date will be postponed and the calculation agent will, subject to the following paragraph, determine the final index level by reference to the closing level of the index on the next scheduled trading day on which no market disruption event occurs.

However, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then that eighth scheduled trading day shall be deemed the valuation date and the calculation agent shall determine the final index level based upon its estimate of the closing level of the index as of the close of trading on that eighth scheduled trading day.

Postponement of the date that would otherwise be the valuation date will cause the payment you receive to be postponed by a number of business days equal to the number of scheduled trading days by which the valuation date is postponed.

The “closing level” of an index on any particular day means the closing level of the index on that day, as reported by the publisher of the index or as determined by the calculation agent under the circumstances described below under “Discontinuation of one or more relevant indices; Alteration of method of calculation”, on such day.

“Scheduled trading day” means any day on which the index (or a successor index) is published by its publisher or otherwise determined by the calculation agent as described in “Discontinuance of one or more relevant indices; Alteration of method of calculation”.

You may call Lehman Brothers Inc. at 212-526-0905 to obtain the closing level of the index on that day.

Discontinuance of the index; alteration of method of calculation

If the publisher of the index discontinues publication of the index and such publisher or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index, then the calculation agent shall determine the final index level of the successor index to be used for purposes of computing the amount payable by reference to the closing level of such successor index on the date that the final index level of the index is to be determined.

Upon any selection by the calculation agent of any successor index, Lehman Brothers Holdings will promptly give notice to the holders of the notes.

If the publisher of the index discontinues publication of the index and the calculation agent determines that no successor index to the discontinued index is available at such time, or if the publisher of the index (or the publisher of any successor index) fails to calculate and publish a closing level for the index (or any successor index) on any date when it would ordinarily do so in accordance with its customary practice, the calculation agent will determine the closing level of the index to be used. In such circumstances, the closing level of the index will be computed by the calculation agent in accordance with the formula for and method of calculating the index (or any successor index) last in effect prior to such discontinuance or failure to publish, using the closing price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its estimate of the closing price that would have prevailed but for such suspension or limitation) on such date of each security most recently comprising the index (or any successor index), on the relevant exchange on which such security trades. Notwithstanding these alternative arrangements, discontinuance of the publication of a relevant index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings’ obligations under the notes. The “relevant exchange” for any security means the primary U.S. exchange, quotation system, including any bulletin board service, or market on which that security is traded, or in case the security is not listed or quoted in the United States, the primary exchange, quotation system or market for the security.

If at any time the method of calculating the index or a successor index, or the final index level thereof on any particular day, is changed in a material respect, or if the index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the discontinued index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising the relevant index or successor index traded on the date that the final index level is to be determined, make such calculations and adjustments as in the judgment of the calculation agent may be necessary in order to arrive at a value of a stock index comparable to the discontinued index or such successor index, as the case may be, as if such changes or modifications had not been made, and calculate the final index level with reference to the discontinued index or such successor index, as adjusted. Accordingly, if the method of calculating the index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of the relevant index or such successor index as if it has not been modified.

Market disruption events

Unless indicated otherwise in the relevant pricing supplement, a market disruption event with respect to an index will occur on any day if the calculation agent determines that any of the following events has occurred:

•                  A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the index or any successor index, by the relevant exchanges, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or otherwise. If applicable, limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, quotation system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material.

•                  A material suspension of or limitation imposed on trading in futures or options contracts relating to the index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

•                  Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the index on the relevant exchanges for those securities, at any time during the one hour period that ends at the close of trading on such day.

•                  Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the close of trading on such day.

•                  The closure of the relevant exchanges on which the securities that then comprise 20% or more of the index or any successor index or the primary exchange or quotation system on which futures or options contracts relating to the index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the exchanges or quotation system and (2) the submission deadline for orders to be entered into the exchanges or quotation system for execution at the close of trading on such day.

For purposes of determining whether a market disruption event has occurred,

•                  the relevant percentage contribution of a security to the level of an index will be based on a comparison of (x) the portion of the level of the index attributable to that security and (y) the overall level of the index, in each case immediately before the occurrence of the market disruption event; and

•                  “close of trading” means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events. The existence or non-existence of such circumstances in the past, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

Hypothetical returns

The relevant pricing supplement will include a table that will illustrate hypothetical rates of return on an investment in the notes described in the pricing supplement, calculated for a range of hypothetical final index levels, in each case assuming that the investment is held from the date on which the notes are first issued until the stated maturity date.

Any table setting forth hypothetical rates of return will be provided for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rates of return will depend entirely on the actual final index level determined by the calculation agent. In particular, the actual final index level could be lower or higher than those reflected in the table.

You should compare the features of a series of notes to other available investments before deciding to purchase the notes. Due to the uncertainty as to whether the amount due at maturity will be greater than the principal amount of the notes, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

Calculation agent

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this RANGERS Plus prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive. In addition, the calculation agent will make all determinations regarding market disruption events, valuation dates, successor indices, final index levels, and the closing levels of an index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as specified in the calculation agency agreement.

Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may from time to time engage in business with one or more of the issuers of the equity securities included in the calculation of the settlement value or, in the case of ADSs, the underlying foreign shares, or with persons seeking to acquire these issuers. The services provided may include advisory services to the issuers or other persons, including merger and acquisition advisory services. In the course of its business, Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may acquire non-public information with respect to these issuers. Neither Lehman Brothers Holdings nor any of its affiliates undertakes to disclose any such information to you. In addition, one or more affiliates of Lehman Brothers Holdings may publish research reports with respect to these issuers. The actions may directly adversely affect the level of the index or the price of the common stocks included or the other equity securities included in the calculation of the settlement value.

Events of default and acceleration

If an event of default with respect to any series of notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would be due at maturity, calculated as though the date of acceleration was the stated maturity date and the date that is a number of business days equal to the determination period specified in the relevant pricing supplement before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity date and the date that is a number of business days equal to the determination period specified in the relevant pricing supplement before that date was the valuation date. See “Description of Debt Securities—Defaults” beginning on page 13 of the base prospectus.

INDEX INFORMATION

Information about the index

In the relevant pricing supplement, Lehman Brothers Holdings will provide summary information regarding the index based on its publicly available documents. Lehman Brothers Holdings does not assume any responsibility for the accuracy or completeness of such information.

Historical trading price information

Lehman Brothers Holdings will provide historical information on the index levels in the relevant pricing supplement. Historical levels of the index are not necessarily indicative of future performance. Lehman Brothers Holdings cannot give you any assurance that the index level will increase sufficiently for you to receive an amount in excess of the principal amount of your note at maturity.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this RANGERS Plus prospectus supplement. If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this RANGERS Plus prospectus supplement, you should rely on the information in this RANGERS Plus prospectus supplement. If any information in the relevant pricing supplement is inconsistent with this RANGERS Plus prospectus supplement, you should rely on the information in the relevant pricing supplement. The relevant pricing supplement may also add, update or change information contained in this RANGERS Plus prospectus supplement.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•                  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•                  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•                  tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•                  alternative minimum tax consequences, if any; or

•                  any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this RANGERS Plus prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•                  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•                  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

General

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings intends to treat and by purchasing a note, for all tax purposes you agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Sale, exchange or other disposition, or cash settlement upon maturity

Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the notes in form are debt instruments. Those regulations would require you to accrue interest income at a market rate, notwithstanding the interest payments actually made, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Non-United States holders

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or on payments (other than coupon payments) received at maturity in respect of the notes to the extent an issuer underlying the index is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax on the sale, exchange or other disposition of a note. You should consult your own tax advisor regarding the United States federal income tax consequences of an investment in the notes.

United States federal income tax

Based on the treatment of the notes described above, any gain or income realized upon the sale, exchange or other disposition or on payments received at maturity in respect of a note generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or on payments received at maturity in respect of a note, and certain other conditions are met or (iii) possibly to the extent the issuer or issuers of stock underlying the index are United States real property holding corporations.

United States federal estate tax

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

BOOK-ENTRY ISSUANCE

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. See “Book-Entry Procedures and Settlement” on page 38 of the base prospectus.

The trustee for the notes will wire payments on the notes to DTC’s nominee. Lehman Brothers Holdings and the trustee will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by Lehman Brothers Holdings directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the notes are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

It is DTC’s current practice, upon receipt of any coupon payments, distributions or liquidation amount, to proportionally credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each series of notes to be issued, Lehman Brothers Holdings will agree to sell to the agents identified in the relevant pricing supplement (which may include Lehman Brothers Inc.), as principals, and the agents will agree, severally, to purchase from Lehman Brothers Holdings, the principal amount of the notes specified, at the price specified in the relevant pricing supplement. The agents will be committed to take and pay for all of the notes they agree to purchase, if any are taken.

The agents will offer each series of notes initially at a public offering price equal to the issue price set forth in the relevant pricing supplement and may offer the notes to certain dealers at such price less a concession not in excess of a percentage of the principal amount of the notes specified in the relevant pricing supplement. The agents may allow, and any such dealers may reallow, a discount not in excess of a percentage of the principal amount of the notes specified in the relevant pricing supplement on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the agents.

Each series of notes will be a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by Lehman Brothers Inc., as lead agent, that the agents intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given that a liquid trading market for the notes will develop or be maintained. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the MTN prospectus supplement and base prospectus.

Lehman Brothers Holdings or an affiliate may enter into swap agreements or related hedge transactions with one of Lehman Brothers Holdings’ other affiliates or unaffiliated counterparties in connection with the sale of any series of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

Lehman Brothers Holdings will agree to indemnify the agents against some liabilities, including liabilities under the Securities Act of 1933, as amended, as described in the MTN prospectus supplement and base prospectus.

This RANGERS Plus prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement in electronic format may be made available on the Internet sites or through other online services maintained by Lehman Brothers Holdings and/or the agents and/or selling group members participating in any offering of notes, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular agent or selling group member, prospective investors may be allowed to place orders online. The agent may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the agent on the same basis as other allocations.

Other than this RANGERS Plus prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement in electronic format, the information on Lehman Brothers Holdings’ or any agent’s or any selling group member’s web site and any information contained in any other web site maintained by any agent or selling group member is not part of this RANGERS Plus prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement or the registration statement of which they form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or any underwriter or selling group member in its capacity as an agent or selling group member, except, in each case, with respect to the website maintained by it, and should not be relied upon by investors.